Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Ziegler Capital Management Investment Trust and to the use of our report dated November 28, 2012 on the financial statements and financial highlights of Ziegler Capital Management Long/Short Credit Fund, a series of Ziegler Capital Management Investment Trust. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 28, 2013